EXHIBIT 21.01

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction

1 Global Place Canada, Inc.	Canada

Best4U Media Sárl	Switzerland

EMBP 685, LLC	U.S.—California

eNIC Cocos (Keeling) Island Pty. Ltd.	Australia

eNIC Corporation	U.S.—Washington

Global Registration Services Limited	United Kingdom

GNR Limited	United Kingdom

Jamster International Sárl	Switzerland

m-Qube Canada, Inc.	Canada

NS Holding Company	U.S.—Delaware

Thawte Consulting (Pty) Limited	South Africa

Thawte Holdings (Pty) Limited	South Africa

The Global Name Registry Limited	United Kingdom

The .tv Corporation International	U.S.—Delaware

The .TV Corporation (Tuvalu) Pty Ltd.	Tuvalu

VeriSign Colombia SAS	Colombia

VeriSign Deutschland GmbH	Germany

VeriSign Digital Services Technology (China)

Co. Ltd.	China

VeriSign do Brasil Servicos para Internet Ltda	Brazil

VeriSign Holdings Limited	Cayman Islands

VeriSign Hong Kong Limited	Hong Kong

VeriSign India Private Limited	India

VeriSign Information Services, Inc.	U.S.—Delaware

VeriSign International Holdings, Inc.	U.S.—Delaware

VeriSign Internet Services Sárl	Switzerland

VeriSign Internet Services Sárl (Australian

Branch)	Australia

VeriSign Israel Ltd.	Israel

VeriSign Korea Ltd.	Korea

VeriSign Naming & Directory Services, LLC	U.S.—Delaware

VeriSign Netherlands B.V.	Netherlands

VeriSign Reinsurance Company, Ltd.	Bermuda

VeriSign Sárl	Switzerland

VeriSign Services India Private Limited	India

VeriSign Spain S.L.	Spain

VeriSign Switzerland SA	Switzerland

Whiteley Investments, Ltd.	United Kingdom